Exhibit 99.1
C&J Energy Services, Inc. Prices Initial Public Offering of Common Stock
Houston, Texas, July 28, 2011 — C&J Energy Services, Inc. (the “Company”) announced today the pricing of its initial public offering of 11,500,000 shares of its common stock at $29 per share. The shares are expected to begin trading on the New York Stock Exchange on July 29, 2011 under the ticker symbol “CJES.” The Company is selling 4,300,000 shares in this offering and the selling stockholders are selling 7,200,000 shares in this offering. In addition, certain of the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,725,000 shares at the same price per share. The offering is expected to close on August 3, 2011, subject to customary closing conditions.
The Company intends to use the net proceeds of approximately $113 million it receives from this offering to repay all outstanding indebtedness under its credit facility and any remaining net proceeds to partially fund the purchase price of its on-order hydraulic fracturing fleets. The Company will not receive any proceeds from the sale of shares by the selling stockholders.
Goldman, Sachs & Co., J.P. Morgan and Citi are acting as joint book-running managers for the offering. Wells Fargo Securities, Simmons & Company International and Tudor, Pickering, Holt & Co. are acting as co-managers for the offering.
A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This offering will be made only by means of a written prospectus forming part of the effective registration statement. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from the offices of:

Goldman, Sachs & Co.	J.P. Morgan
Attn: Prospectus Department	c/o Broadridge Financial Solutions
200 West Street	1155 Long Island Avenue
New York, NY 10282	Edgewood, NY 11717
Telephone: 1-866-471-2526	Telephone: 1-866-803-9204
Fax: 1-212-902-9316
Email: prospectus-ny@ny.email.gs.com
Citi
Attn: Prospectus Department
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, NY 11220
Telephone: 1-800-831-9146
Email: batprospectusdept@citi.com
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
C&J Energy Services, Inc. is an independent provider of hydraulic fracturing and coiled tubing services with a focus on complex, technically demanding well completions. The Company has historically operated in South Texas, East Texas/North Louisiana and Western Oklahoma.
Investor contacts
C&J Energy Services, Inc.
Danielle Hunter, Senior Counsel
dhunter@cjenergy.com
(713) 260-9900